                                                                     EXHIBIT 2.1
                                                                  EXECUTION COPY


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                            ASSET PURCHASE AGREEMENT

                                 BY AND BETWEEN

                        ACCESS CASH INTERNATIONAL L.L.C.

                                       AND

                               HANCO SYSTEMS, INC.

                                   DATED AS OF

                                JANUARY 31, 2002

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
                                TABLE OF CONTENTS

ARTICLE I TRANSFER OF ASSETS; ASSUMPTION OF LIABILITIES.....................     1
     1.01     Transfer of Assets............................................     1
     1.02     Excluded Assets...............................................     3
     1.03     Assumption of Liabilities.....................................     4
     1.04     Retained Liabilities..........................................     4

ARTICLE II PURCHASE PRICE...................................................     4
     2.01     Amount; Manner of Payment.....................................     4
     2.02     Allocation of Purchase Price..................................     5

ARTICLE III CLOSING.........................................................     5
     3.01     Closing.......................................................     5
     3.02     Closing Procedure.............................................     6

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF SELLER.........................     7
     4.01     Incorporation and Corporate Power.............................     8
     4.02     Execution and Delivery; Valid and Binding Agreement...........     8
     4.03     Governmental Authorities; Consents............................     8
     4.04     Noncontravention..............................................     9
     4.05     Subsidiaries..................................................     9
     4.06     Financial Statements..........................................     9
     4.07     Absence of Undisclosed Liabilities............................    10
     4.08     No Material Adverse Effect....................................    10
     4.09     Absence of Certain Developments...............................    10
     4.10     Real Property.................................................    11
     4.11     Assets........................................................    11
     4.12     Inventory.....................................................    12
     4.13     Customers.....................................................    12
     4.14     Suppliers.....................................................    12
     4.15     Tax Matters...................................................    12
     4.16     Contracts and Commitments.....................................    14
     4.17     Intellectual Property Rights..................................    14
     4.18     Litigation; Orders............................................    14
     4.19     [Reserved]....................................................    15
     4.20     Employees; Labor Matters......................................    15
     4.21     ERISA Matters.................................................    16
     4.22     Compliance with Laws; Permits.................................    16
     4.23     Environmental Matters.........................................    16
     4.24     Books and Records.............................................    17
     4.25     Brokerage.....................................................    17
     4.26     Disclosure....................................................    17

Article V REPRESENTATIONS AND WARRANTIES OF BUYER...........................    17
     5.01     Organization and Power........................................    17


                                       i
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
     5.02     Execution, Delivery; Valid and Binding Agreement..............    17
     5.03     Governmental Authorities; Consents............................    18
     5.04     Noncontravention..............................................    18
     5.05     Brokerage.....................................................    18

ARTICLE VI POST-CLOSING COVENANTS...........................................    18
     6.01     Transfer and Sales Taxes......................................    18
     6.02     Merchant Contracts; Payment of Retained Liabilities...........    18
     6.03     Further Assurances............................................    19
     6.04     Cooperation with Proceedings..................................    19
     6.05     Access to Records.............................................    19
     6.06     Restrictions on Seller Dissolution and Distributions..........    20
     6.07     Customer and Other Business Relationships.....................    20
     6.08     Accounts Receivable...........................................    20
     6.09     Use of Seller's Name and Marks, etc...........................    20
     6.10     Purchase of Certain ATMs......................................    21

ARTICLE VII OTHER AGREEMENTS................................................    21
     7.01     Employment and Employee Benefit Matters.......................    21
     7.02     Noncompetition, Nonsolicitation and Nondisparagement..........    23
     7.03     Expenses......................................................    24
     7.04     Pro-Ration of Certain Taxes...................................    24
     7.05     Proposed Termination of MAS/Concord Agreement.................    25
     7.06     Remittance of Payments........................................    25

ARTICLE VIII SURVIVAL; INDEMNIFICATION......................................    25
     8.01     Survival of Representations and Warranties....................    25
     8.02     Indemnification by Seller.....................................    26
     8.03     Indemnification by Buyer......................................    26
     8.04     Time Limitations..............................................    27
     8.05     Limitations on Amount.........................................    27
     8.06     Application of Indemnification Holdback Amount................    28
     8.07     Method of Asserting Claims....................................    28
     8.08     Indemnification Exclusive Remedy..............................    31
     8.09     Subrogation...................................................    31

ARTICLE IX MISCELLANEOUS....................................................    31
     9.01     Amendment and Waiver..........................................    31
     9.02     Notices.......................................................    31
     9.03     Assignment....................................................    33
     9.04     Severability..................................................    33
     9.05     Complete Agreement............................................    33
     9.06     Counterparts..................................................    33
     9.07     Governing Law.................................................    33
     9.08     No Third Party Beneficiaries..................................    33
     9.09     Bulk Sales Laws...............................................    34
     9.10     Interpretation................................................    34


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
                                    EXHIBITS

Exhibit A          Allocation of Purchase Price

Exhibit B          Form of Bill of Sale and Assignment

Exhibit C          Form of Transition Services Agreement

Exhibit D          Form of Hanco Realty, LLC Guaranty

Exhibit E          Form of Headquarters Lease

Exhibit F          Form of Individual Noncompetition Agreements

Exhibit G          Form of Legal Opinion of Seller's Counsel

Exhibit H          Form of eFunds Corporation Guaranty

Exhibit I          Form of Employment Agreement for Todd Hannon

Exhibit J          Form of Employment Agreement for T.J. Hannon

                            ASSET PURCHASE AGREEMENT

      This ASSET PURCHASE AGREEMENT (this "Agreement"), dated as of January 31, 2002, is made and entered into by and between Access Cash International L.L.C., a Delaware limited liability company ("Buyer"), and Hanco Systems, Inc., a Georgia corporation ("Seller").

      WHEREAS, Seller is engaged, among other things, in the business of providing electronic funds transfer services and marketing, selling, leasing and servicing automated teller machines in the United States (such business is referred to herein as the "Business"); and

      WHEREAS, Seller desires to sell and assign to Buyer, and Buyer desires to purchase and assume from Seller, pursuant to the terms of this Agreement, certain assets and liabilities of Seller used or held for use in connection with the Business.

      NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements and the conditions set forth in this Agreement, the parties agree as follows:

                                   ARTICLE I
                  TRANSFER OF ASSETS; ASSUMPTION OF LIABILITIES

1.01  Transfer of Assets.

      Pursuant to the terms of this Agreement, at the Closing (as defined in Section 3.01 of this Agreement) Seller shall sell, transfer and assign to Buyer, and Buyer shall purchase and acquire from Seller, all of Seller's right, title and interest in and to the following properties, assets and rights of Seller (collectively, except for the excluded assets set forth in Section 1.02 hereof, but including any intellectual and/or proprietary rights of Seller that are embodied in the following assets, the "Assets"):

      (a) all contracts, agreements, commitments, promises or undertakings to which Seller is a party, whether oral or written ("Contracts"), including any pending Contracts, for the provision of electronic funds transfer services to Seller's customers ("Customer Processing Contracts"), which Contracts are expressly set forth in Section 1.01(a) of the Disclosure Memorandum (as defined in the preamble to Article IV of this Agreement);

      (b) the Money Access Service Processing Agreement, dated as of June 4, 2001, between Seller and Money Access Service Inc., as amended to date (the "MAS/Concord Agreement"), and the Principal Distributor Agreement, dated as of July 1, 1999 (the "Lynk Agreement"), by and between Seller and Lynk Systems, Inc. ("Lynk"), subject, in the case of the MAS/Concord Agreement, to any required consent of Money Access Service Inc. or its successor;

      (c) all of the other Contracts expressly set forth in Section 1.01(c) of the Disclosure Memorandum, including all of Seller's Contracts or pricing schedules with the twelve independent sales representatives and five distributors listed in Section 1.01(c) of the Disclosure Memorandum;

      (d) all automated teller machines ("ATMs") owned by Seller as of the Closing Date and located at any customer location or otherwise used or held for use in connection with the Business, the three service vans used by Seller's service representatives (subject to leases on two such vans and the consent of the lessor, or the payoff of such leases by Buyer), the test ATMs used by Seller's help desk and the tools and equipment used by Seller's service personnel, all as used by, or in connection with, the Business and the Assets, and all as expressly set forth or described in Section 1.01(d) of the Disclosure Memorandum (collectively, the "Fixed Assets");

      (e) all inventories of ATM parts, testing and service tools for ATMs, decals and signage used or held for use in connection with the Business and all inventories of advertising materials, as expressly set forth in Section 1.01(e) of the Disclosure Memorandum (the "Inventory");

      (f) originals, or where appropriate, true and complete copies of all books, records and other documents and information (whether in documentary, electronic or other form) relating to the Assets and/or the Assumed Liabilities;

      (g) all accounts receivable, existing at or arising after the Closing Date and on the Seller's books and records as assets of Seller or charged off by Seller within ten (10) days prior to the Closing Date, generated in connection with the Business or the Assets (including ATM transactions) before and after the Closing Date;

      (h) all claims of Seller against third parties relating to the Assets or the ownership or operation of the Assets, whether choate or inchoate, known or unknown, contingent or not contingent;

      (i) all guarantees, warranties, indemnities and similar rights in favor of Seller with respect to any Asset, to the extent these are assignable; and

      (j) all rights of Seller to receive refunds, returns, reimbursements, credits or similar rights with respect to the Assets or the Assumed Liabilities, whether arising before or after the Closing Date.

      Seller shall transfer all of the Assets free and clear of all Liabilities (as defined in Section 4.07 of this Agreement) and Liens of every kind or nature, excepting only the Assumed Liabilities, and except only such Liens, if any, as disclosed in Sections 1.01(a)-(j) of the Disclosure Memorandum. For purposes of this Agreement, the term "Lien" means any mortgage, pledge, lien, hypothecation, encumbrance, security interest or other adverse claim or title defect of any nature whatsoever.


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
1.02  Excluded Assets.

      Notwithstanding the terms of Section 1.01 of this Agreement, Seller is not selling, transferring or assigning to Buyer any of its assets other than the Assets specifically described in Section 1.01 of this Agreement and Sections 1.01(a)-(j) of the Disclosure Memorandum ("Excluded Assets"). Without limiting the generality of the immediately preceding sentence, Seller is retaining all of the following assets:

      (a) all assets, if any, that are listed in Section 1.02(a) of the Disclosure Memorandum;

      (b)   [Reserved];

      (c) the names and marks "Hanco", "Hanco Systems, Inc.," "Hannon" and any name or mark derived therefrom, and all corporate certificates of authority, corporate minute books, tax returns, corporate records and the corporate stock record or register of Seller;

      (d) such licenses, permits or other certificates of authority that are not assignable or transferable or are not related to the Assets;

      (e) all rights of Seller to receive refunds, returns, reimbursements, credits or similar rights with respect to any Taxes, Excluded Assets or any other Retained Liabilities of Seller relating to the operation or ownership of the Business or Assets, whether arising on, prior to or after the Closing Date;

      (f) the EFT Services and Data Processing Services Agreement, dated as of November 16, 1998, between Seller and M&I Data Services;

      (g) the warehouse lease (the "Warehouse Lease") on warehouse space at 313 Dividend Drive, Suite 300, Peachtree City, Georgia (the "Warehouse");

      (h) all of Seller's catalogs, stationery and other materials bearing the Seller's name, tradenames, marks, logos or images, and all of Seller's training manuals, tapes and any other material that is used by Seller or its affiliates outside the United States of America;

      (i) all Contracts of Seller (including all independent sales representative and distributor Contracts) not specifically conveyed to Buyer pursuant to Section 1.01 of this Agreement;

      (j) any payments from and all of Hanco's rights to payment of any interchange, residuals or other amounts ("collectively, "Residuals") with respect to all periods ending on the Closing Date from Lynk, M&I Data Services, a division of Marshall & Isley Corporation and Money Access Service Inc. and their respective successors and assigns; and

      (k) any books, records and other documents and information (whether in documentary, electronic or other form) not relating to the Assets and/or the Assumed Liabilities.

1.03  Assumption of Liabilities.

      Pursuant to the terms of this Agreement, at the Closing, Buyer shall assume and shall pay, perform, honor and discharge when due all of the following Liabilities of Seller (collectively, except for the Retained Liabilities set forth in Section 1.04 of this Agreement, the "Assumed Liabilities"): all Liabilities related to the Assets or the performance of Contracts included in the Assets, but excluding any Liability arising from Seller's ownership or operation of the Assets or performance of the Contracts (including any breach of any Contracts) prior to the Closing Date.

1.04  Retained Liabilities.

      Notwithstanding Section 1.03 or any other provision of this Agreement or any schedule or exhibit hereto, including the Disclosure Memorandum, and regardless of any disclosure to Buyer, Buyer shall not assume or in any way be responsible for, and the term "Assumed Liabilities" shall not include, any Liabilities of Seller other than the Assumed Liabilities (the "Retained Liabilities"). Without limiting the generality of the immediately preceding statement, Retained Liabilities shall also include any accounts payable of Seller existing on the Closing Date and any Liabilities of Seller with respect to any Contracts of Seller not specifically conveyed to Buyer pursuant to Section 1.01 of this Agreement.

                                   ARTICLE II
                                 PURCHASE PRICE

2.01  Amount; Manner of Payment.

      The total consideration for the Assets (the "Purchase Price") shall be $11,375,000, plus the accounts receivable (excluding Residuals) and associated reserve for doubtful accounts, if any, of the Business as of the close of business on the Closing Date, as calculated by Seller in conformity with generally accepted accounting principles ("GAAP") applied on a basis consistent with the Audited Financial Statements, and as shown on a statement (the "Statement") prepared by Seller, which shall include the respective obligors and amounts owed by such obligors on such accounts receivable, plus the Buyer's assumption of the Assumed Liabilities. Buyer shall pay all of the cash portion of the Purchase Price (the "Initial Payment") to Seller at the Closing, except as set forth in the immediately following paragraph.

      Buyer shall withhold $300,000 of the cash portion of the Purchase Price (the "Indemnification Holdback Amount") as security for Seller's indemnification obligations under this Agreement. Buyer shall pay the Indemnification Holdback Amount to Seller in accordance with Section 8.06. The Indemnification Holdback Amount shall bear interest at a floating rate of interest equal to the three month LIBOR rate, as published in the "Money Rates" table in the Eastern Edition of The Wall Street Journal, adjusted quarterly, but in no event less than 4.00%. Such interest shall be compounded annually and paid to Seller together with the Indemnification Holdback Amount when it becomes due to Seller.

      Buyer shall have the right, by written notice (the "Receivables Notice") to Seller given on or after 180 days following the Closing Date (the "Repurchase Date"), to require Seller to repurchase for cash and without recourse, and Buyer shall sell, transfer and convey to Seller within ten days of the date of the Receivables Notice, all of the accounts receivable of Seller on the Statement that are at the Repurchase Date uncollected, notwithstanding all commercially reasonable efforts by Buyer to collect such accounts receivable consistent with customary industry practices. Seller shall repurchase from Buyer all such uncollected accounts receivable for a purchase price equal to their aggregate face value. Buyer and Seller shall execute, deliver and file all documents, instruments and agreements to properly effect and evidence any such transfer of accounts receivable from Buyer to Seller.

2.02  Allocation of Purchase Price.

      Buyer and Seller agree to allocate the Purchase Price among the Assets in accordance with an allocation schedule to be agreed upon by Seller and Buyer and to be set forth in Exhibit A. Buyer and Seller agree to use their reasonable best efforts to prepare and agree upon such allocation schedule no later than 60 days after the Closing Date. Buyer and Seller shall prepare and file all of the Tax Returns (as defined in Section 4.15) that may be required with respect to the transaction provided for herein pursuant to Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code"), any Treasury regulations promulgated thereunder, any other similar provision of the Code and any other similar, applicable foreign, state or local tax law or regulation consistent with the mutually agreed amounts under Exhibit A. Seller and Buyer shall provide each other with information that may be reasonably requested by the other for the purpose of preparing its Tax Returns.

                                  ARTICLE III
                                     CLOSING

3.01  Closing.

      The closing of the transactions contemplated by this Agreement (the "Closing") will take place at the offices of Alston & Bird, 1201 West Peachtree Street, Atlanta, Georgia 30309-3424, commencing at 10:00 a.m. local time, on the date hereof (the "Closing Date"). The Closing will be effective as of the close of business on the Closing Date.

3.02  Closing Procedure.

      Seller and Buyer agree to consummate all of the following closing transactions on the Closing Date, each of which shall be deemed to have occurred simultaneously:

      (a) Seller will deliver or cause to be delivered to Buyer all of the following:

            (i) with respect to those Assets, a Bill of Sale and Assignment substantially in the form attached as Exhibit B (the "Bill of Sale"), duly executed by Seller;

            (ii)  [Reserved];

            (iii) the Transition Services Agreement substantially in the form attached as Exhibit C (the "Transition Services Agreement");

            (iv) the guaranty of Hanco Realty, LLC ("Hanco Realty") substantially in the form attached as Exhibit D (the "Hanco Realty Guaranty") and the Headquarters Lease substantially in the form attached hereto as Exhibit E, both duly executed by Hanco Realty;

            (v) noncompetition agreements substantially in the form attached as Exhibit F (the "Individual Noncompetition Agreements"), duly executed by each of the following individuals: Tom Hannon, Sr., Tom Hannon, Jr., Linda Hannon, Todd Hannon, Tim Hannon, Tiffany Hannon, Troy Hannon, Travis Hannon and Tara Hannon;

            (vi) original releases of, or written authorizations from Bank of Georgia and Regions Bank to release, all Liens on the Assets;

            (vii) a copy of the text of the resolutions adopted by the board of directors and shareholders of Seller authorizing the execution, delivery and performance of this Agreement and the consummation of all of the transactions contemplated by this Agreement, together with a certificate or certificates of Seller's corporate secretary or other appropriate officer certifying to Buyer that each such copy is correct and complete, and that such resolutions were duly adopted and have not been amended or rescinded in any respect;

            (viii) incumbency certificates executed on behalf of Seller and
                  Hanco Realty certifying the signature and office of each officer executing this Agreement, any of the Ancillary Agreements (as defined in Section 4.02 of this Agreement) and the Hanco Realty Guaranty;

            (ix) a copy of the certificate or articles of incorporation of Seller, duly certified as of a recent date by the Secretary of State of the State of Georgia;

            (x) an opinion of Seller's counsel substantially in the form attached as Exhibit G; and

            (xi) such other certificates, documents and instruments as Buyer may reasonably request related to the transactions contemplated hereby.

      (b) Buyer will deliver or cause to be delivered to Seller all of the following:

            (i) the Initial Payment by wire transfer in immediately available funds to an account designated in writing by Seller;

            (ii) the Assignment and Assumption Agreement, duly executed by Buyer;

            (iii) the guaranty (the "eFunds Guaranty") of eFunds Corporation
                  ("eFunds") substantially in the form attached as Exhibit H, duly executed by eFunds Corporation;

            (iv) a copy of the text of the resolutions adopted by the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and the consummation of all of the transactions contemplated by this Agreement, along with a certificate or certificates executed on behalf of Buyer by its corporate secretary certifying to Seller that such copy is correct and complete, and that such resolutions were duly adopted and have not been amended or rescinded;

            (v) incumbency certificates executed on behalf of Buyer and eFunds certifying the signature and office of each officer executing this Agreement, any of the Ancillary Agreements or the eFunds Guaranty; and

            (vi) such other certificates, documents and instruments as Seller may reasonably request related to the transactions contemplated hereby.

                                   ARTICLE IV
                    REPRESENTATIONS AND WARRANTIES OF SELLER

      Seller represents and warrants to Buyer that, except as set forth in the Disclosure Memorandum delivered by Seller to Buyer on the date hereof in connection with the execution of this Agreement (the "Disclosure Memorandum"), each of the statements set forth in this Article IV are correct and complete. The Disclosure Memorandum sets forth the exceptions to the representations and warranties contained in this Article IV under parts that correspond to the Sections hereof; provided, however, that the mere listing of a document or other item therein without a brief explanation shall not be deemed adequate to disclose an exception to a representation or warranty made herein, unless the representation or warranty addresses only the existence of the document or other item itself. For purposes of this Agreement, a party will be deemed to have "Knowledge" of a particular fact or other matter if (i) any individual who is serving as an officer of such party is, or at any time was, actually aware of such fact or other matter, or (ii) any individual who is serving as an officer of such party reasonably should have been aware of such fact or other matter in the course of performing his or her duties as an officer.

4.01  Incorporation and Corporate Power.

      Seller is a corporation validly existing and in good standing under the laws of the State of Georgia and has all requisite corporate power and authority necessary to carry on the Business as now being conducted and to own, lease and operate the Assets. Seller is qualified to do business as a foreign corporation in each jurisdiction where the nature of its business or its ownership of property requires it to be qualified except where the failure to be so qualified would not have a Material Adverse Effect.

4.02  Execution and Delivery; Valid and Binding Agreement.

      Seller has all requisite corporate power and authority and all necessary approvals, permits and orders of Governmental Authorities to execute and deliver this Agreement and all agreements attached as exhibits to which it is a party, or otherwise entered into in connection with the transactions contemplated hereby (collectively, the "Ancillary Agreements"). Without limiting the generality of the foregoing, Seller's execution, delivery and performance of this Agreement and the Ancillary Agreements to which it is a party, and Seller's consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all requisite action of Seller's board of directors and shareholders, and no other proceedings or actions are necessary to authorize Seller's execution, delivery and performance of this Agreement or the Ancillary Agreements. This Agreement, and the Ancillary Agreements to which it is a party, have been duly executed and delivered by Seller and constitute the valid and binding obligations of Seller, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally and to general principles of equity and to limitations on the rights to indemnification and contribution that exist, by virtue of public policy (the "Bankruptcy and Equity Exception").

4.03  Governmental Authorities; Consents.

      Seller is not required to submit any application, notice, report or other filing with any Governmental Authority (other than Tax Returns) in connection with its execution, delivery or performance of this Agreement or the Ancillary Agreements to which it is a party or the consummation of the transactions contemplated hereby and thereby. Except as set forth in
      Section 4.03 of the Disclosure Memorandum (collectively, the "Required Seller Consents"), Seller is not required to obtain any consent, approval, authorization, waiver, permit, grant, license, franchise, concession, agreement, license or exemption (each, a "Consent") of any Governmental Authority or any other party or person in connection with its execution, delivery or performance of this Agreement or the Ancillary Agreements to which it is a party or the transactions contemplated hereby and thereby. For purposes of this Agreement, the term "Governmental Authority" means any domestic or foreign nation or government, any state or other political subdivision thereof, and any domestic or foreign entity or authority exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

4.04  Noncontravention.

      Except as set forth in Section 4.04 of the Disclosure Memorandum, neither Seller's execution and delivery of this Agreement or any Ancillary Agreement to which it is a party nor Seller's consummation or performance of any of the transactions contemplated hereby or thereby, will directly or indirectly (with or without notice or lapse of time):

      (a) conflict with or result in a breach of any provision of Seller's articles of incorporation, bylaws or other organizational documents;

      (b) conflict with or violate any federal, state, local, municipal or foreign constitution, law, ordinance, code, regulation or statute (each a "Legal Requirement") applicable to the Business or the Assets;

      (c) conflict with or violate any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Authority or arbitrator (each an "Order") applicable to the Business or the Assets;

      (d) breach any provision of, constitute a default under or give any person the right to declare a default, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any agreement or instrument by which any of the Assets are bound or affected; or

      (e) result in the imposition or creation of any Lien upon or with respect to any of the Assets.

4.05  Subsidiaries.

      Seller has conducted the Business using the Assets only through itself and not through any other legal entity.

4.06  Financial Statements.

      (a) Seller has delivered to Buyer the audited financial statements of Seller as of and for the periods ended December 31, 2000 (the "Audited Balance Sheet Date") and December 31, 1999, together with a report thereon by Seller's auditors (the "Audited Financial Statements") and the unaudited financial statements of Seller as of and for the period ended September 30, 2001 (the "Unaudited Financial Statements"), including in each case a balance sheet, statements of income and retained earnings and a statement of cash flows.

      (b) The Audited Financial Statements and the Unaudited Financial Statements are based upon the information contained in Seller's books and records and fairly present Seller's financial condition as of the dates thereof and results of operations for the periods referred to therein. The Audited Financial Statements (including the notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, except for changes required by GAAP or as disclosed in the notes to such Audited Financial

            Statements. The Unaudited Financial Statements have been prepared on a basis consistent with the Audited Financial Statements and in accordance with GAAP applicable to unaudited interim financial statements (and thus may not contain all notes and may not contain prior period comparative data which are required to be prepared in accordance with GAAP), and reflect all adjustments necessary to fairly present the results for the interim period(s) presented (except for normally recurring year-end and audit adjustments).

4.07  Absence of Undisclosed Liabilities.

      Seller has no Liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect, except (a) Liabilities which are accrued or reserved against in the Audited Financial Statements or the Unaudited Financial Statements or reflected in the notes thereto,
      (b) current liabilities which have arisen after the date of the Unaudited Financial Statements (the "Unaudited Balance Sheet Date") in the ordinary course of business (none of which is a material liability for breach of contract, breach of warranty, tort, infringement, claim or lawsuit), (c) liabilities incurred under this Agreement, the Ancillary Agreements or in connection with the transactions contemplated hereby or thereby, or (d) as otherwise set forth in Section 4.07 of the Disclosure Memorandum. "Liability" shall mean any direct or indirect, primary or secondary, liability, indebtedness, duty, commitment, obligation, penalty, cost or expense (including costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any person or entity (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

4.08  No Material Adverse Effect.

      Except as set forth in Section 4.08 of the Disclosure Memorandum, since the Audited Balance Sheet Date, no event has occurred and no circumstance has arisen which has had, or may with the passage of time be reasonably likely to have, a material adverse effect on Seller's Business, operations, financial condition or results of operations with respect to the Assets (any one or more of the foregoing, a "Material Adverse Effect").

4.09  Absence of Certain Developments.

      Except as set forth in Section 4.09 of the Disclosure Memorandum and except for this Agreement, the Ancillary Agreements, and the transactions contemplated hereby and thereby, since the Audited Balance Sheet Date, Seller has conducted the Business only in the ordinary course of business and has not:

      (a)   mortgaged, pledged or subjected to any Lien any of the Assets;

      (b) sold, assigned, transferred or granted (including transfers to any employees, affiliates or shareholders) any Customer Processing Contracts or any Intellectual Property;

      (c) waived any rights of value or suffered any losses or changes in collection loss experience that has had a Material Adverse Effect, whether or not in the ordinary course of business or consistent with past practice;

      (d) taken any other action or entered into any other transaction other than in the ordinary course of the Business, other than the Agreement, the Ancillary Agreements and the transactions contemplated pursuant hereto and thereto;

      (e) suffered any theft, damage, destruction or loss of or to any property or properties owned or used by it that has had a Material Adverse Effect;

      (f) taken any action or entered into any agreement not described in subsections (a) through (e) above that has had a Material Adverse Effect;

      (g) changed in any material respect its practices with respect to the payment of accounts payable and other liabilities; or

      (h) taken any action or entered into any agreement not described in subsections (a) through (g) above related to the Assets or outside the ordinary course of the Company's conduct of the Business.

4.10  Real Property.

      Seller does not own any real property. The real property subject to the Warehouse Lease and the office building leased from Hanco Realty constitutes all of the real property that Seller leases or subleases in connection with the Business (together, the "Leased Real Property"). Seller has delivered to Buyer complete and accurate copies of the Warehouse Lease, which has not been modified in any respect except to the extent that such modifications are disclosed by the copies delivered to Buyer.

4.11  Assets.

      (a) Seller has, and will convey, transfer and assign to Buyer at the Closing, good, valid and marketable title to the Assets, whether tangible or intangible, free and clear of all Liens, except only such Liens as disclosed in Sections 1.01(a)-(j) of the Disclosure Memorandum.

      (b) The Assets comprise all assets required for Buyer's continued conduct of the Business as it is now being conducted.

      (c) All Fixed Assets are in reasonably good repair and operating condition (subject to normal wear and tear) and, to the Knowledge of Seller, there are no defects, facts or conditions affecting the Assets which could, individually or in the aggregate, have a Material Adverse Effect.

4.12  Inventory.

      Sections 1.01(d) and (e) of the Disclosure Memorandum sets forth a correct and complete list of all Inventory and the location thereof. All Inventory is sold to Purchaser "WHERE IS, AS IS."

4.13  Customers.

      Section 4.13 of the Disclosure Memorandum sets forth (a) the names and addresses of the top 50 customers of Seller, based on the dollar amount paid to Seller during the twelve-month period ended December, 31, 2001 (each, a "Significant Customer"), and (b) the aggregate amount of fees generated by each Significant Customer during such period. Seller has not received any notice or otherwise has Knowledge that any Significant Customer (x) has ceased, or will cease, to use the products, goods or services of the Business, (y) has substantially reduced or will substantially reduce its use of the products, goods or services of the Business or (z) has sought, or is seeking, to materially reduce the price it will pay for the products, goods or services of the Business.

4.14  Suppliers.

      Section 4.14 of the Disclosure Memorandum sets forth (a) the names and addresses of all suppliers from which the Business ordered materials, supplies, merchandise and other goods and services with an aggregate purchase price for each supplier of $5,000 or more during the twelve month period ended December 31, 2001 (each a "Significant Supplier") and (b) the amount for which each Significant Supplier invoiced the Business during such period. Seller has not received any notice and does not have any Knowledge of any material increase in the price of such materials, supplies, merchandise or other goods and services, or that any Significant Supplier will not sell materials, supplies, merchandise and other goods and services to Buyer at any time after the Closing on terms and conditions substantially the same as are in effect immediately prior to the Closing, subject to price increases in the ordinary course of business consistent with past practices.

4.15  Tax Matters.

      (a)   Definitions.

            (i) "Affiliated Group" means any affiliated group within the meaning of Code Section 1504(a) or any similar group defined under a similar provision of any state, local or foreign law.

            (ii) "Tax" means any federal, state, local or foreign tax, charge, fee, levy or other assessment of every kind or nature, including all net income, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profit, windfall profit, capital stock, environmental, license, withholding, payroll, employment, unemployment, social security, disability, excise, estimated, severance, stamp, registration, occupation, premium, personal or real property, alternative or add-on minimum, or other taxes, customs duties, fees, assessments, or charges of any kind or nature, including all interest and penalties thereon imposed by any Governmental Authority.

            (iii) "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

      (b) With respect to the year ended December 31, 2000 and all prior years, Seller has filed all Tax Returns that it was required to file or has been granted an extension of time to file such Tax Returns. All such Tax Returns were correct and complete in all material respects to Seller's Knowledge. All Taxes owed by Seller shown on any Tax Return have been paid. Seller is not currently the beneficiary of any extension of time within which to file any Tax Return. No claim has been made by an authority in a jurisdiction where Seller does not file Tax Returns that Seller is or may be subject to taxation by that jurisdiction. There are no Liens on any of the Assets that arose in connection with any failure (or alleged failure) to pay any Tax.

      (c) Seller has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party except where noncompliance is not reasonably expected to have a Material Adverse Effect.

      (d) No Governmental Authority has made an assessment of, or given the Seller notice of an assessment of, any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax liability of Seller either (i) claimed or raised by any Governmental Authority in writing, or (ii) of which Seller has Knowledge. Section 4.15(d) of the Disclosure Memorandum lists all federal, state, local, and sales and use Tax Returns filed by Seller for taxable periods ended on or after December 31, 1999, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. Seller has delivered to Buyer correct and complete copies of all federal income Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by Seller since December 31, 1999.

      (e) Seller has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

      (f) Seller has validly elected to be treated as an S corporation under the Code at all times during its existence and Seller will continue to elect to be treated as an S corporation under the Code up to and including the Closing Date. Seller is not a party to any Tax allocation or sharing agreement. Seller (i) has not been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group the common parent of which was Seller), and (ii) has no Liability for the Taxes of any person (other than Seller and its subsidiaries) under Reg. Section 1.1502-6

            (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

      (g) The provision for any Taxes due or to become due by Seller for the period or periods through and including the date of the Unaudited Financial Statements that has been made and is reflected on such Unaudited Financial Statements is sufficient to cover all such Taxes, and since the date of such Unaudited Financial Statements, Seller has accrued and/or reserved for Taxes consistent with its past practices.

4.16  Contracts and Commitments.

      (a) Sections 1.01(a) and (c) of the Disclosure Memorandum collectively contain an accurate and complete list of all Contracts of such nature held by Seller.

      (b) Except as set forth in Section 4.16(b) of the Disclosure Memorandum, with respect to each Contract of Seller that is being assigned to or assumed by Buyer pursuant to this Agreement:

            (i) such Contract of Seller included in the Assets is in full force and effect and is valid and enforceable against Seller in accordance with its terms subject to the Bankruptcy and Equity Exception and the Seller is not in breach or default thereunder, and to Seller's Knowledge, the other parties to such Contract of Seller included in the Assets are not in default or breach thereunder; and

            (ii) such Contract of Seller is assignable to Buyer without the consent of any party thereto.

      (c) Prior to the date of this Agreement, Buyer has been supplied with or given access to a correct and complete copy of each written Contract of Seller of the type referenced in Sections 1.01(a) and (c) of the Disclosure Memorandum.

4.17  Intellectual Property Rights.

      Seller has not received any notice and has no Knowledge of any infringement, misappropriation or violation by Seller of any intellectual property or proprietary rights of any third parties in the Assets.

4.18  Litigation; Orders.

      (a) Except as set forth in Section 4.18(a) of the Disclosure Memorandum (which also identifies the parties to and briefly describes each pending or, to the Knowledge of Seller, threatened Proceeding),

            (i) there is no pending or, to the Knowledge of Seller, threatened Proceeding by or against the Seller that relates to the Business or any of the Assets; and

            (ii) there is no pending or, to the Knowledge of Seller, threatened Proceeding by or against the Seller that challenges or that may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the transactions contemplated by this Agreement or the Ancillary Agreements.

            Buyer has been provided with or given access to all pleadings and other documents and materials relating to each Proceeding described in Section 4.18(a) of the Disclosure Memorandum, and no Proceeding has had or is reasonably likely to have a Material Adverse Effect. Such disclosure has been made pursuant to the Confidentiality Agreement between the Purchase and the Seller dated November 15, 2001, and Seller waives no rights or privileges with respect to such matters or disclosures. For purposes of this Agreement, the term "Proceeding" means any action, claim, arbitration, demand, proceeding, subpoena or audit by any Governmental Authority, hearing, investigation, litigation or suit, whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private, commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or private arbitrator or mediator, to which the Seller is a party.

      (b) Except as set forth in Section 4.18(b) of the Disclosure Memorandum, no Order is in effect that has had a Material Adverse Effect on the Business or any of the Assets.

4.19  [Reserved].

4.20  Employees; Labor Matters.

Except as set forth in Section 4.20 of the Disclosure Memorandum:

      (a) No Offered Employee (as defined in Section 7.01 of this Agreement) is bound by any contract or agreement that purports to limit his or her ability to engage in or continue or perform any conduct, activity, duties or practice relating to the Business; provided each such Offered Employee will agree to confidentiality, nondisclosure and nonsolicitation provisions with respect to Seller's and its affiliates' businesses that are not part of the Assets and/or the Business;

      (b) Seller has operated the Business in compliance with all Legal Requirements relating to the employment of labor;

      (c) there is no collective bargaining agreement to which Seller is a party and no collective bargaining agreement is currently being negotiated or proposed; and

      (d) Seller is the exclusive owner of all intellectual property and proprietary rights developed by its current and former officers, directors, employees, agents, independent contractors or consultants, and no such person has any claim with respect to any intellectual property and/or proprietary rights.

4.21  ERISA Matters.

      No steps have been taken by Seller to terminate any employee benefit plan (as defined in Section 3(3) of ERISA the assets of which are not sufficient to satisfy all of its benefit liabilities (as determined under Title IV of ERISA), no contribution failure has occurred with respect to any employee benefit plan sufficient to give rise to a lien under Section 302(f) of ERISA, and each of Seller's employee benefit plans has been administered in all material respects in compliance with its terms and applicable provision of ERISA and the Code. To Seller's Knowledge, no prohibited transaction (as defined in Section 406 of ERISA or Section 4975 of the Code) has occurred under any employee benefit plan of Seller. "ERISA" means the Retirement Income Security Act of 1974, as amended.

4.22  Compliance with Laws; Permits.

      (a) Seller is not in breach, violation or default of any applicable Legal Requirements to which Seller is subject, and no claims are pending or, to Seller's Knowledge, threatened against Seller alleging a violation of any such Legal Requirements.

      (b) Seller has all permits, licenses and approvals of Governmental Authorities necessary to operate the Business, except for those permits, licenses and approvals the absence of which would not have a Material Adverse Effect.

4.23  Environmental Matters.

      The Seller has not stored, handled or used any Hazardous Materials in the properties subject to the Warehouse Lease or the Headquarters Lease ("Leased Properties"). To the Seller's Knowledge, the Leased Properties are, and have been, in compliance with all Environmental Laws, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect. "Environmental Laws" shall mean all Legal Requirements relating to pollution or the protection of human health or the environment (including ambient air, surface water, ground water, land surface, or subsurface strata) and which are administered, interpreted, or enforced by the United States Environmental Protection Agency and state and local agencies with jurisdiction over, pollution or protection of the environment, including the Comprehensive Environmental Response Compensation and Liability Act, as amended, 42 U.S.C. 9601 et seq., the Resource Conservation and Recovery Act, as amended, 42 U.S.C. 6901 et seq., and other Legal Requirements relating to emissions, discharges, releases, or threatened releases of any Hazardous Material, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of any Hazardous Material. "Hazardous Material" shall mean (i) any hazardous substance, hazardous material, hazardous waste, regulated substance, or toxic substance (as those terms are defined by any applicable Environmental
      Laws) and (ii) any chemicals, pollutants, contaminants, petroleum, petroleum products, or oil (and specifically shall include asbestos requiring abatement, removal, or encapsulation pursuant to the requirements of Governmental Authorities and any polychlorinated biphenyls).

4.24  Books and Records.

      The books of account and other financial records of Seller, to the extent they relate to the Business or the Assets, all of which have been made available to Buyer, are complete and correct in all material respects and represent actual, bona fide transactions and have been maintained in accordance with customary business practices in the industry for non-public companies.

4.25  Brokerage.

      No third party shall be entitled to receive any brokerage commissions, finder's fees, fees for financial advisory services or similar compensation ("Finder's Fees") in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Seller.

4.26  Disclosure.

      None of the documents delivered by or on behalf of Seller pursuant to
      Article III, nor the Disclosure Memorandum, taken as a whole, contain any untrue statement of a material fact or omit any material fact necessary to make the statements contained therein, in light of the circumstances in which they were made, not misleading.

                                   ARTICLE V
                     REPRESENTATIONS AND WARRANTIES OF BUYER

      Buyer hereby represents and warrants to Seller that:

5.01  Organization and Power.

      Buyer is a limited liability company validly existing and in good standing under the laws of the State of Delaware, with the requisite power and authority and all necessary approvals, permits and orders of Governmental Authorities to enter into this Agreement and the Ancillary Agreements to which it is a party and perform its obligations hereunder and thereunder.

5.02  Execution, Delivery; Valid and Binding Agreement.

      Buyer's execution, delivery and performance of this Agreement and the Ancillary Agreements to which it is a party and Buyer's consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite action, and no other proceedings on its part are necessary to authorize their execution, delivery or performance of this Agreement or the Ancillary Agreements to which it is a party. Buyer has duly executed and delivered this Agreement and the Ancillary Agreements to which it is a party to Seller and the other parties thereto. This Agreement and the Ancillary Agreements to which it is a party constitute, the valid and binding obligations of Buyer, enforceable in accordance with their terms, subject to the Bankruptcy and Equity Exception.

5.03  Governmental Authorities; Consents.

      Buyer is not required to submit any application, notice, report or other filing with any Governmental Authority in connection with its execution, delivery or performance of this Agreement or the Ancillary Agreements or the consummation of the transactions contemplated hereby and thereby. Buyer is not required to obtain any Consents of any Governmental Authority or any other party or person in connection with its execution, delivery and performance of this Agreement or the Ancillary Agreements or the transactions contemplated hereby and thereby.

5.04  Noncontravention.

      Neither Buyer's execution and delivery of this Agreement or any Ancillary Agreement nor Buyer's consummation or performance of any of the transactions contemplated hereby or thereby, will directly or indirectly (with or without notice or lapse of time):

      (a) conflict with or result in a breach of any provision of Buyer's articles of organization, operating agreement or other organizational documents;

      (b)   conflict with or violate any Legal Requirement applicable to Buyer;

      (c) conflict with or violate any Legal Requirement or any Order applicable to Buyer, give any person the right to contest or enjoin this Agreement or any Ancillary Agreement or the transactions contemplated herein or therein.

5.05  Brokerage.

      No third party shall be entitled to receive any Finder's Fees, in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Buyer.

                                   ARTICLE VI
                             POST-CLOSING COVENANTS

6.01  Transfer and Sales Taxes.

      Buyer shall pay all applicable transfer and sales Taxes relating to the sale of the Assets from Seller to Buyer. Except as otherwise provided in
      Section 2.02, Buyer shall prepare and timely file, and Seller shall cooperate with Buyer in connection with their preparation and filing of, all applicable transfer and sales Tax Returns.

6.02  Merchant Contracts; Payment of Retained Liabilities.

      As contemplated by Sections 1.03 and 1.04, Seller is and shall remain liable for, and shall pay, in full and timely, (a) all amounts due under the Merchant Contracts with respect to ATM transactions occurring on or prior to the Closing Date (the "Merchant Accounts Payable"), and (b) all other Retained Liabilities properly owed, except where contested in good faith. Seller shall make no claim against Buyer or hold Buyer out as having any Liability with respect to any Retained Liabilities.

6.03  Further Assurances.

      (a) If at any time after the Closing any further action by Seller is necessary to carry out the purposes of this Agreement, Seller will take such further action (including the execution and delivery of such further instruments and documents) as Buyer may reasonably request, at Buyer's sole cost and expense (unless Buyer is entitled to indemnification therefor under Article VIII).

      (b) If at any time after the Closing any further action by Buyer is necessary to carry out the purposes of this Agreement, Buyer will take such further action (including the execution and delivery of such further instruments and documents) as Seller may reasonably request, at Seller's sole cost and expense (unless Seller is entitled to indemnification therefor under Article VIII).

6.04  Cooperation with Proceedings.

      (a) In the event and for so long as Buyer is contesting or defending against any Proceedings in connection with (i) any transaction contemplated by this Agreement or the Ancillary Agreements or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving Seller, Seller will cooperate with Buyer and its counsel in the contest or defense, make available its personnel, and provide such testimony and access to its books and records as shall be necessary in connection with the contest or defense, all at Seller's sole cost and expense (unless Buyer is entitled to indemnification therefor under Article VIII).

      (b) In the event and for so long as Seller is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving Seller, Buyer will cooperate with the contesting or defending party and its counsel in the contest or defense, make available its personnel, and provide such testimony and access to its books and records as shall be necessary in connection with the contest or defense, all at Seller's sole cost and expense (unless Seller is entitled to indemnification therefor under Article VIII).

6.05  Access to Records.

      After the Closing Date, each Party shall provide the other party and its representatives with reasonable access to their respective books and records with respect to the transactions contemplated hereby, the administration of the Assets and Assumed Liabilities and such other matters reasonably related to their respective obligations hereunder (subject to attorney-client privilege), during normal business hours and on at least three days' prior written notice, and solely for the purposes of this Agreement. Each party agrees to hold any information gained from such examination strictly confidential, and use such information solely for permissible purposes contemplated hereby.

6.06  Restrictions on Seller Dissolution and Distributions.

      Seller shall not dissolve until 18 months following the Closing Date and until Seller has paid, or made adequate provision for the payment of, its obligations under Section 6.02 of this Agreement; and Seller shall at all times during the 18 month period following the Closing Date maintain stockholder's equity of at least $500,000.

6.07  Customer and Other Business Relationships.

      For a transition period ending nine months after the Closing, Seller will use commercially reasonable efforts to cooperate with Buyer in its efforts to continue and maintain for the benefit of Buyer those Business relationships of Seller existing prior to the Closing and relating to the Assets purchased by Buyer, including relationships with lessors, employees, regulatory authorities, licensors, customers, suppliers and others. Seller will refer to Buyer all inquiries relating to such Business. Seller shall not be required to expend any monies or devote substantial time to such matters.

6.08  Accounts Receivable.

      (a) With respect to those accounts receivable written off by Seller prior to Closing, Buyer shall have no obligation to attempt to collect amounts due under such accounts receivable, and Seller shall have no right, and shall make no efforts, to collect amounts due under such accounts receivable.

      (b) With respect to those accounts receivable sold and assigned by Seller to Buyer hereunder, Buyer shall exercise all commercially reasonable efforts to collect amounts due under such accounts receivable, consistent with customary industry practices.

      (c) In the event that Seller is obligated to repurchase any uncollected accounts receivable pursuant to Section 2.02(d) of this Agreement, Buyer shall execute, deliver and file any appropriate instruments to properly effect and evidence the sale, transfer, assignment and conveyance of all rights and interests in such uncollected accounts receivable to Seller.

6.09  Use of Seller's Name and Marks, etc.

      Upon and following the Closing Date, Buyer shall not use any of the names, trade names or marks, logos or other identifications of Seller, including those described in Section 1.02(c) and any derivations thereof, and shall in no way hold itself out in any way as Seller, or as representing Seller or its shareholders or affiliates as their agent, representative or independent contractor, or take any action binding upon, or purporting to bind, Seller. As soon as reasonably practicable following the Closing Date, Buyer shall remove all of Seller's marks, logos and other identification on any ATMs, and shall replace or sticker all sales literature previously used by Seller in the Business to reflect that Buyer is conducting the Business as of the Closing Date.

6.10  Purchase of Certain ATMs.

      Buyer shall, upon the Closing or as soon thereafter as practicable, purchase directly from the manufacturer all Triton ATMs held by Seller in its Warehouse, and Seller shall release all rights in and to such ATMs upon such purchase by Buyer and the release of all of Seller's Liabilities to such manufacturer with respect to such ATMs and the refund to, and receipt by, Seller of all amounts paid by Seller in respect of such ATMs.

                                  ARTICLE VII
                                OTHER AGREEMENTS

7.01  Employment and Employee Benefit Matters.

      (a) Promptly following the Closing Date, but subject to compliance with Buyer's standard hiring procedures (including background checks, drug screening and the signing of an eFunds Corporation employee confidentiality agreement) and qualifications, Buyer will extend offers of employment to the employees of the Business set forth in
            Section 7.01(a) of the Disclosure Memorandum (the "Offered Employees"). With respect to Todd Hannon and T.J. Hannon, , such offers shall be substantially the terms and conditions set forth on
            Exhibit I and Exhibit J hereto, respectively (the "Employment Agreements"). With respect to any other Offered Employee, such offers shall be made on terms and conditions as Buyer shall determine in its sole discretion. Seller shall cooperate with and use commercially reasonable efforts to assist Buyer in its efforts to secure satisfactory employment arrangements with the Offered Employees. Nothing in this Section 7.01 shall constitute an agreement by Buyer to assume or be bound by any previous or existing employment agreement, policy, practice or arrangement with any employee of the Business, or a guaranty that any Offered Employee shall be entitled to remain in the employment of Buyer for a specified period of time. Buyer shall honor all confidentiality, nonsolicitation and/or nondisclosure Contracts of Seller with its employees with respect to all matters except the Business and/or the Assets and not seek or use from any Offered Employees any information regarding Seller that is not part of the Assets or the Business, including information described in Section 4.20(a) of this Agreement. An Offered Employee or other employee of Seller who accepts an offer shall become an employee of Buyer on the day such person reports to work for Buyer (each, a "Hired Employee"). Seller shall not terminate its employment of the Hired Employees until the day immediately preceding the date on which Buyer commences the employment of such persons (each, a "Hired Employee Termination Date").

      (b) Seller shall be solely responsible for (i) the payment of all wages, other remuneration and benefits, including any required by applicable Legal Requirements, due to the Hired Employees with respect to their services as employees of Seller through the Hired Employee Termination Date, except that all remuneration, benefit and welfare plan (collectively, the "Plans") costs, and all FICA, FUTA and other employment Taxes and withholdings with respect to any of Seller's Offered Employees and all other Seller employees used to provide services pursuant to, and subject to the limitations of, the Transition Services Agreement (collectively, the "Service Employees") from the Closing Date through the Hired Employee Termination Date (the "Employee Transition Period") shall be paid by Buyer to Seller as incurred pursuant to the Transition Services Agreement, and any activities by Hired Employees during the Employee Transition Period pursuant to this Agreement or the Transition Services Agreement shall not be a breach or violation of Section
            7.02 hereof or such Hired Employee's respective Individual Noncompetition Agreement.

            Seller will remain the common law and sole employer of all its employees, including the Service Employees, until the Hired Employee Termination Date occurs with respect to each respective Service Employee, and until his or her termination of employment from Seller. Accordingly, Seller will have sole control and authority over all such Service Employees prior to their respective Hired Employee Termination Dates, including location of work; responsibilities and duties; all hiring, firing, layoff and similar job status decisions; supervision and reporting; pay increases and pay decreases; performance evaluation; work place discipline; work place rules, including work hours, dress code and other personnel policies and practices.

            Seller shall permit the Hired Employees to continue to participate in Seller's Plans following the Closing Date until their respective Hired Employee Termination Dates. Buyer recognizes that Seller is continuing to employ and is the sole employer of the Service Employees, including all Offered Employees and Hired Employees prior to the respective Hired Employee Termination Dates and to supervise and control the employment of all such persons following the Closing solely as an accommodation to Buyer. Accordingly, except where Seller fails to perform its obligations under the immediately preceding paragraph, if any Governmental Authority or arbitrator determines that any Hired Employees are employees of Buyer instead of Seller, and, as a result, Seller incurs any Seller Losses, as defined in Section 8.03 of this Agreement, including any Seller Losses directly or indirectly related to any Plans or the provisions of services by the Hired Employees pursuant to the Transition Services Agreement, then such Seller Losses will be indemnified and paid by Buyer to Seller pursuant to Section 8.03 of this Agreement.

      (c) Seller shall be liable for any claims made or incurred by Hired Employees and their beneficiaries through the Hired Employee Termination Date under the Plans, but all such amounts will be reimbursed and paid by Seller to Buyer pursuant to the Transition Services Agreement. For purposes of the immediately preceding sentence, a charge will be deemed incurred, in the case of hospital, medical or dental benefits, when the services that are the subject of the charge are performed and, in the case of other benefits (such as disability or life insurance), when an event has occurred or when a condition has been diagnosed that entitles the employee to the benefit.

      (d) Except for Buyer's reimbursement obligations under the Transition Services Agreement, Seller shall retain all responsibility for any assets held and any liabilities incurred with respect to all employee benefit plans maintained by Seller. Subject to all Legal Requirements, all Hired Employees shall become fully vested in their accrued benefits under Seller's employee benefit plans as of the Hired Employee Termination Date, and Seller will so amend such plans if necessary to achieve this result.

      (e) Seller shall give any notices required by Legal Requirements and take whatever other actions with respect to the plans, programs and policies described in this Section 7.01 as may be necessary to carry out the arrangements described in this Section 7.01. Buyer will cooperate with Seller in meeting any such Legal Requirements.

7.02   Noncompetition, Nonsolicitation and Nondisparagement.

      (a) For a period of two years after the Closing Date, Seller shall not directly or indirectly:

            (i) own, manage, or operate ATMs located in Canada, the United States of America, or Mexico (collectively, "North America"), or otherwise engage in the business of owning, selling, leasing, installing or maintaining ATMs located in North America, or provide or arrange for the provision of any electronic funds transfer processing services with respect to ATMs located in North America; provided, however, that Seller may purchase or otherwise acquire up to (but not more than) 5% of any class of the securities of any entity (but may not otherwise participate in the activities of such entity) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934, as amended; or

            (ii) cause, induce or attempt to cause or induce any customer, supplier, licensee, licensor, franchisee, employee, consultant or other Business relation of Seller on the Closing Date or within the year preceding the Closing Date to cease or reduce doing business with Buyer or in any way interfere with its relationship with Buyer with respect to ATMs located in North America.

      (b)   [Reserved].

      (c) From and after the Closing Date, Seller and Buyer will not disparage the other or any of the other party's members, managers, directors, officers, employees or agents, representatives, subsidiaries, affiliates or shareholders (or stockholders, as appropriate) and any person deemed to control any of them, and for a period of two years following the Closing Date, neither Buyer nor Seller shall hire, retain or attempt to hire or retain any employee or independent contractor (except for Offered Employees, as and to the extent provided in Section 7.01 of this Agreement) of the other party or in any way interfere with the relationship between such other party and any of its employees or independent contractors; provided that this paragraph will not restrict either party from general advertisements or other solicitations generally that are not directed to employees of the other party, or from soliciting or retaining any person that is terminated from employment by such other party.

      (d) Notwithstanding any other provisions of this Agreement or the Ancillary Agreements to the contrary, nothing in this Section 7.02 is intended to, or shall be construed to, in any way restrict or limit any conduct, business, investment or other activity by Seller or any of Seller's affiliates or subsidiaries outside of North America, or any entities through or with whom Seller has an investment, partnership, joint venture or other interest or arrangement, outside of North America, provided that the purpose or material effect of such conduct, business or investment is not to compete with Buyer in North America with respect to the activities described in Section 7.02(a)(i) of this Agreement.

      (e) If a final judgment of a court or tribunal of competent jurisdiction determines that any term or provision contained in Section 7.02(a) through (c) is invalid or unenforceable, then the parties agree that the court or tribunal will have the power to reduce the scope, duration or geographic area of the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision. This Section 7.02 will be enforceable as so modified after the expiration of the time within which the judgment may be appealed. The parties agree that this Section is reasonable and necessary to protect and preserve their respective legitimate business interests and to prevent any unfair advantage conferred on Seller.

7.03  Expenses.

      Except as otherwise expressly provided for herein, Seller and Buyer will pay all of their own expenses, including attorneys' and accountants' fees, in connection with the negotiation of this Agreement, the performance of their respective obligations hereunder and the consummation of the transactions contemplated by this Agreement (whether consummated or not).

7.04  Pro-Ration of Certain Taxes.

      All state, city and local ad valorem Taxes and real estate Taxes and special assessments which are attributable to the Assets shall be prorated between the parties as of the Closing Date, with (a) Seller being responsible for such Taxes allocable, on a pro rata basis, to the number of days during the year through and including the Closing Date, and (b) Buyer being responsible for such Taxes allocable, on a pro rata basis, to the number of days during the year thereafter.

7.05  Proposed Termination of MAS/Concord Agreement.

      Seller acknowledges that Buyer intends to terminate the MAS/Concord Agreement as soon as practicable following the Closing Date, and in no event later than 12 months after the Closing Date. Buyer and Seller will cooperate in connection with such termination with a view to minimizing any charges or fees due upon such termination (the "Termination Fees"), which shall be paid 50% by each of Buyer and Seller, when incurred.

7.06  Remittance of Payments.

      If at any time after the Closing Date either party receives any payment, correspondence or other property that properly belongs to the other party, or to which the other party is legally entitled, then the party receiving such payment, correspondence or other property shall hold it in trust and promptly deliver such payment, correspondence or other property to the other party.

                                  ARTICLE VIII
                            SURVIVAL; INDEMNIFICATION

8.01  Survival of Representations and Warranties.

      All representations and warranties in this Agreement shall survive the Closing and the consummation of the transactions contemplated hereby, subject to Section 8.04. For purposes of this Agreement, including this
      Article VIII, the accuracy of the representations and warranties of Seller and Buyer provided by this Agreement shall be assessed as of the date of this Agreement with the same effect as though all such representations and warranties had been made on and as of the Closing Date (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The right to indemnification based upon a breach of such representations and warranties shall not be affected by any investigation conducted by Buyer.

8.02  Indemnification by Seller.

      Seller will indemnify in full Buyer and its officers, managers, employees, agents, representatives and members, affiliates and subsidiaries (collectively, the "Buyer Indemnified Parties") and hold them harmless from and against any loss, Liability, damage, expense or cost (including interest, penalties, reasonable costs of investigation and defense, and reasonable legal and other professional fees and expenses), as incurred and whether or not involving a Third Party Action (as defined in Section 8.07(a) of this Agreement), which any of the Buyer Indemnified Parties may suffer, sustain or become subject to, or arising from or in connection with, any of the following (collectively, "Buyer Losses"):

      (a) any breach or inaccuracy in any of the representations and warranties of Seller contained in this Agreement or any Ancillary Agreements to which it is a party (collectively, the "Seller Related Documents");

      (b) any material breach of, or failure to perform in any material respect, any covenant, obligation or agreement of Seller contained in this Agreement or any of the Seller Related Documents; or

      (c) any Liability arising out of the ownership or operation of the Assets or the Business on or prior to the Closing Date or the Retained Liabilities.

8.03  Indemnification by Buyer.

      Buyer agrees to indemnify in full Seller and its officers, directors, employees, agents, stockholders, affiliates and subsidiaries (collectively, the "Seller Indemnified Parties") and hold them harmless from and against any loss, Liability, damage, expense or cost (including interest, penalties, reasonable costs of investigation and defense, and reasonable legal and other professional fees and expenses), as incurred and whether or not involving a Third Party Action, which any of the Seller Indemnified Parties may suffer, sustain or become subject to, or arising from or in connection with, any of the following (collectively, "Seller Losses"):

      (a) any breach or inaccuracy in any of the representations and warranties of Buyer contained in this Agreement or any Ancillary Agreements to which it is a party (collectively, the "Buyer Related Documents"); or

      (b) any material breach of, or failure to perform in any material respect, any covenant, obligation or agreement of Buyer contained in this Agreement or any of the Buyer Related Documents; or

      (c) any Liability arising out of the ownership or operation of the Assets or the assumption of the Assumed Liabilities following the Closing Date.

8.04  Time Limitations.

      (a) Seller will have no Liability (for indemnification or otherwise) with respect to a claim under Section 8.02(a) of this Agreement (other than those in Section 4.25 of this Agreement, as to which a claim may be made through the applicable statute of limitations, and
            Section 4.15, as to which a claim may be made through the statute of limitations applicable to actions by the Internal Revenue Service or any other Governmental Authority as to Taxes (but only insofar as such Taxes relate to Seller's operations on or prior to the Closing
            Date), plus six months, unless, on or before the 18 month anniversary of the Closing Date, Buyer notifies Seller of such claim specifying the factual basis thereof in reasonable detail, including the amount of the asserted Liability, to the extent then known by Buyer, in which case such claim is subject to the other provisions of this Article VIII.

      (b) Buyer will have no Liability (for indemnification or otherwise) with respect to a claim under Section 8.03(a) of this Agreement (other than those in Sections 5.05 of this Agreement, as to which a claim may be made through the applicable statute of limitations, and 7.01 of this Agreement, as to which a claim may be made through the applicable statute of limitations applicable to actions by the Internal Revenue Service, the Department of Labor or any other Governmental Authority with respect to matters for which Buyer is responsible under Section 7.01 of this Agreement), unless, on or before the 18 month anniversary of the Closing Date, Seller notifies Buyer of such claim specifying the factual basis thereof in reasonable detail, including the amount of the asserted Liability, to the extent then known by Seller, in which case such claim is subject to the other provisions of this Article VIII.

      (c) Notwithstanding anything to the contrary herein, with respect to any specific representation, warranty, covenant, obligation or agreement under which a party has made a claim for indemnification hereunder and as to which such claim has not been completely and finally resolved prior to the expiration of the applicable time period above, such representation or warranty shall survive for the period of time beyond such time period sufficient to resolve, completely and finally, the claim relating to such representation or warranty.

8.05  Limitations on Amount.

      (a) Except as otherwise provided below, Seller shall have no Liability (for indemnification or otherwise) with respect to claims under
            Section 8.02(a) of this Agreement until the total of all Buyer Losses with respect to such matters exceeds $100,000 (the "Basket"), in which case Seller shall be liable for the total amount of all Buyer Losses in excess of $100,000, and the aggregate Liability of Seller with respect to claims under Section 8.02(a) of this Agreement shall not exceed $3,000,000 (the "Cap"). Notwithstanding the foregoing, (i) neither the Basket nor the Cap shall apply to breaches of or inaccuracies in the representations and warranties set forth in Sections 4.01, 4.02, 4.11(a) or 4.15 of this Agreement, and (ii) after the 18 month anniversary of the Closing Date, Buyer's right to indemnification for Buyer Losses with respect to breaches of the representations and warranties set forth in Section 4.15 of this Agreement shall not exceed $100,000 in the aggregate (other than the amount of any associated Tax Liability, with respect to which there is no such limitation). Buyer and Seller use all commercially reasonable efforts to resolve any Tax disputes promptly, and Buyer shall have no Liability with respect to any amounts with respect to disputes, assessments, controversies or claims with respect to the Business and/or the Assets arising with respect to periods prior to the Closing Date.

      (b) Except as otherwise provided below, (i) Buyer shall have no Liability (for indemnification or otherwise) with respect to claims under Section 8.03(a) of this Agreement until the total of all Seller Losses with respect to such matters exceeds the Basket, in which case Buyer shall be liable only for the total amount of all Seller Losses in excess of the Basket, and (ii) the aggregate Liability of Buyer with respect to claims under Section 8.03(a) of this Agreement shall not exceed the Cap. Notwithstanding the foregoing, neither the Basket nor the Cap shall apply to breaches of or inaccuracies in representations and warranties set forth in Sections 5.01 or 5.02 of this Agreement.

8.06  Application of Indemnification Holdback Amount.

      Buyer may utilize the Indemnification Holdback Amount to pay any amounts that Seller is responsible for under this Article VIII upon 10 days' prior written notice of any claim to indemnification under Section 8.02 of this Agreement to Seller, which notice shall specify in reasonable detail the basis and the amount for such claim against Seller, provided Seller does not object to such claim in good faith within such 10 days of receipt of such notice specifying in reasonable detail the basis for any objection. In the event of an objection to any claim by Buyer under this Section 8.06, Buyer and Seller will use all commercially reasonable efforts and cooperate to resolve such difference and to collect any amount due from third parties that are relate to the claim. If such matter cannot be resolved by the Buyer and the Seller within 45 days of Seller's receipt of the Buyer's notice of objection,, the Buyer and the Seller will resolve such dispute fully and finally as provided in Section 8.07(b) of this Agreement by an arbitrator selected pursuant to and an arbitration governed by Commercial Arbitration Rules of the American Arbitration Association, as modified herein. Within 30 days following the first anniversary of the Closing Date, Buyer shall pay to Seller the entire unclaimed balance of the Indemnification Holdback Amount plus interest, as provided in Section 2.01(a) of this Agreement, from the Closing Date through the date of payment; provided no interest shall accrue or be paid on any amounts that it is finally determined to be properly payable to Buyer pursuant to this Section 8.06.

8.07  Method of Asserting Claims.

      (a) If any Buyer Indemnified Party or Seller Indemnified Party (an "Indemnified Party") is made a defendant in or party to any action or proceeding, judicial, administrative or arbitral, instituted by any third party, the Liability or the costs or expenses of which are or may be Buyer Losses or Seller Losses (any such third party action or proceeding being referred to as a "Third Party Action"), such Indemnified Party shall give the party from whom indemnification is sought (the "Indemnifying Party") prompt written notice thereof. Such written notice shall have attached thereto the complaint or other papers pursuant to which the third party commenced such Third Party Action. The failure promptly to give such notice shall not affect any Indemnified Party's ability to seek indemnification hereunder unless such failure has materially and adversely affected the ability of the Indemnifying Party to defend successfully the relevant Third Party Action or the Indemnifying Party's Liabilities. The Indemnifying Party shall be entitled to contest and defend such Third Party Action. The Indemnifying Party shall give notice of its intention to so contest and defend to the Indemnified Party within 14 days after the date it receives the Indemnified Party's notice of such Third Party Action (but, in all events, at least five business days prior to the date that an answer to such Third Party Action is due to be filed). Such contest and defense shall be conducted by reputable attorneys retained by the Indemnifying Party. The Indemnified Party shall be entitled at any time, at its own cost and expense (which expense shall not constitute a Buyer Loss or a Seller Loss unless the Indemnified Party reasonably determines that the Indemnifying Party is not adequately representing or, because of a conflict of interest, may not adequately represent, the interests of the Indemnified Party, and only to the extent that such expenses are reasonable), to participate in such contest and defense and to be represented by attorneys of its or their own choosing. If the Indemnified Party elects to participate in such defense, the Indemnified Party will cooperate with Indemnifying Party in the conduct of such defense. The Indemnified Party shall cooperate with the Indemnifying Party in the contest and defense of such Third Party Action, including providing reasonable access (upon reasonable notice) to the books, records and employees of the Indemnified Party if relevant to the defense of such Third Party Action; provided, that such cooperation shall not unduly disrupt the operations of the business of the Indemnified Party or cause the Indemnified Party to waive any statutory or common law privileges, breach any confidentiality obligations owed to third parties or otherwise cause any trade secret or confidential information of such Indemnified Party to become public. Neither the Indemnified Party nor the Indemnifying Party may concede, settle or compromise any Third Party Action without the consent of the other party, which consents will not be unreasonably withheld, unless the settlement, concession or compromise contains an unconditional release of the other party for any Liability with respect to all matters arising from or related to the facts at issue. Notwithstanding the foregoing, (i) if a Third Party Action seeks the issuance of an injunction, the specific election of an obligation or similar remedy, or (ii) if the subject matter of a Third Party Action relates to the ongoing business of the Indemnified Party, which Third Party Action, if decided against the Indemnified Party, would materially adversely affect the ongoing business or reputation of the Indemnified Party, then, in each such case, the Indemnified Party alone shall be entitled to contest, defend and settle such Third Party Action in the first instance and, if the Indemnified Party does not contest, defend or settle such Third Party Action, the Indemnifying Party shall then have the right to contest and defend (but not settle) such Third Party Action; provided the Indemnifying Party shall not have any obligation to the Indemnified Party for any settlement, compromise or concession thereof by the Indemnified Party, unless the settlement, concession or compromise contains an unconditional release of the Indemnifying Party for any Liability with respect to all matters arising from or related to the facts at issue.

      (b) In the event any Indemnified Party should have a claim for indemnification hereunder against an Indemnifying Party that does not involve a Third Party Action (including a claim for indemnification with respect to a third party claim that is not yet the subject of a Third Party Action), the Indemnified Party shall give the Indemnifying Party prompt written notice thereof. Such written notice shall state in reasonable detail, including the amount of, and the factual basis for, such claim to the extent then known by the Indemnified Party and the nature of the Buyer Loss or Seller Loss for which indemnification is sought, and it may state the amount of the Buyer Loss or Seller Loss claimed. The failure promptly to give such notice shall not affect any Indemnified Party's ability to seek indemnification hereunder unless either (i) such failure has materially and adversely affected the ability or cost of the Indemnifying Party to investigate such claim, or (ii) such notice is given after the end of the period specified in Sections 8.01, 8.02 and 8.05 of this Agreement. If such notice states the amount of the Buyer Loss or Seller Loss claimed and the Indemnifying Party notifies the Indemnified Party that the Indemnifying Party does not dispute the claim described in such notice or fails to notify the Indemnified Party within 14 days after its receipt of such notice whether the Indemnifying Party disputes the claim described in such notice, the Buyer Loss or Seller Loss in the amount specified in the Indemnified Party's notice will be conclusively deemed a Liability of the Indemnifying Party and the Indemnifying Party shall pay (subject to the Basket Amount, to the extent applicable), the amount of such Buyer Loss or Seller Loss to the Indemnified Party on demand. If the Indemnifying Party has timely disputed its Liability with respect to such claim, the Indemnifying Party and the Indemnified Party will proceed in good faith to negotiate a resolution of such dispute, and if not resolved through such negotiations within 20 days after receipt of the Indemnified Party's notice of such claim, such dispute shall be resolved fully and finally in New York, New York by an arbitrator selected pursuant to and an arbitration governed by Commercial Arbitration Rules of the American Arbitration Association, as modified herein. The parties will jointly appoint a mutually acceptable independent arbitrator, seeking assistance in such regard from the American Arbitration Association. The arbitrator shall resolve the dispute based on the governing law, without regard to its rules of evidence, and judgment upon the award rendered by such arbitrator may be entered in any court of competent jurisdiction. The Indemnified Party and the Indemnifying Party shall each bear their own fees and expenses in connection with such arbitration and shall each bear 50% of the fees and expenses of the arbitrator. If a notice is given pursuant to this paragraph within the period specified by Section 8.01, which does not state the amount of the Buyer Loss or Seller Loss claimed, such omission shall not preclude the Indemnified Party from recovering from the Indemnifying Party, during or subsequent to such period, the amount of its Buyer

            Loss or Seller Loss with respect to the claim described in such notice. If a notice is given pursuant to this paragraph within the period specified by Section 8.01, concerning a third party claim which is not yet the subject of a Third Party Action and such third party claim subsequently becomes the subject of a Third Party Action, the Indemnified Party also shall provide the notice required by Section 8.07(a) of this Agreement at the time required by that section.

      (c) Upon the determination of the Liability of an Indemnifying Party for a Buyer Loss or a Seller Loss pursuant to this Article VIII and the amount of such Buyer Loss or Seller Loss (whether such determination is made pursuant to the procedures set forth in Section 8.07(b) of this Agreement, by agreement between the Indemnified Party and the Indemnifying Party, by arbitration award or by final adjudication), the Indemnifying Party shall pay the amount of such Buyer Loss or Seller Loss to the Indemnified Party within 10 days following such determination.

8.08  Indemnification Exclusive Remedy.

      Except for remedies based upon fraud and except for equitable remedies, the remedies provided in this Article VIII constitute the sole and exclusive remedies for recovery against a party to this Agreement based upon the inaccuracy, untruth, incompleteness or breach of any representation or warranty of such party, or based upon the failure of such party to perform any covenant, agreement or undertaking required by the terms hereof or any Ancillary Agreement to be performed by such party.

8.09  Subrogation.

      In the event that the Indemnifying Party shall be obligated to indemnify the Indemnified Party pursuant to this Article VIII, then the Indemnifying Party shall, upon payment in full of such indemnity payment, be subrogated to all rights and remedies of the Indemnified Party with respect to the Liability to which such indemnification relates.

                                   ARTICLE IX
                                  MISCELLANEOUS

9.01  Amendment and Waiver.

      This Agreement may not be amended or waived except in a writing executed by the party against which such amendment or waiver is sought to be enforced. No course of dealing between or among any persons having any interest in this Agreement will be deemed effective to modify or amend any part of this Agreement or any rights or obligations of any person under or by reason of this Agreement.

9.02  Notices.

      All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when personally delivered or three business days after being mailed by first class U.S. mail, return receipt requested, or when receipt is acknowledged, if sent by


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
      facsimile, telecopy or other electronic transmission device. Notices, demands and communications to Buyer and Seller will, unless another address is specified in writing, be sent to the address indicated below:

                  Notices to Buyer:

                           Access Cash International, L.L.C.
                           Gainey Center II, Suite 300
                           8501 North Scottsdale Road
                           Scottsdale, AZ  85253
                           Attention: Chief Financial Officer
                           Facsimile: (480) 629-7670

                           and

                           eFunds Corporation
                           400 West River Woods Parkway
                           Milwaukee, WI 53212
                           Attention: Law Department
                           Facsimile: (414) 341-5075

                                    With a copy to:

                                            Dorsey & Whitney LLP
                                            50 South Sixth Street
                                            Minneapolis, MN 55402
                                            Attention: Robert Rosenbaum
                                            Facsimile: (612) 340-7800

                  Notices to Seller:

                           Hanco Systems, Inc.
                           401 Westpark Court
                           Suite 100
                           P.O. Box 2346
                           Peachtree City, GA  30269
                           Attention:
                           Facsimile: (770) 487-3734

                                    With a copy to:

                                            Alston & Bird LLP
                                            One Atlantic Center
                                            1201 West Peachtree Street
                                            Atlanta, GA  30309-3424
                                            Attention: Ralph F. MacDonald, III
                                            Facsimile: (404) 881-4777


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
9.03  Assignment.

      This Agreement and the Ancillary Agreements, as applicable, and all of the provisions hereof and thereof, will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, provided that neither this Agreement nor any of the Ancillary Agreements, nor any of the rights, interests or obligations hereunder or thereunder, may be assigned by any party hereto or thereto without the prior written consent of the other party hereto; and provided further, that that Buyer may, without Seller's consent, assign this Agreement and any Ancillary Agreement, and any of its rights, interests or obligations hereunder or thereunder, to any parent of Buyer, to any of such parent's subsidiaries, and in connection with any merger, consolidation, reorganization, sale of all or substantially all of Buyer's assets or similar transaction; provided that any such permitted successor or assign affirmatively assumes in writing all of Buyer's obligations hereunder, and eFunds or any successor shall reaffirm in writing its obligations under its Guaranty to Seller notwithstanding any such transaction.

9.04  Severability.

      Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

9.05  Complete Agreement.

      This Agreement, the Ancillary Agreements, and the exhibits and schedules hereto contain the complete agreement between the parties and supersede any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

9.06  Counterparts.

      This Agreement may be executed in one or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same instrument.

9.07  Governing Law.

      The internal law, without regard to conflicts of laws principles, of the State of Delaware will govern all questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement.

9.08  No Third Party Beneficiaries.

      This Agreement is for the sole benefit of the parties hereto, the Indemnified Parties and their permitted successors assigns, heirs, estates and personal and legal representatives, and nothing herein express or implied shall give or be construed to give to any person or entity, other than the parties hereto and such permitted assigns, any legal or equitable rights hereunder, whether as third party beneficiaries or otherwise.

9.09  Bulk Sales Laws.

      The parties waive compliance with the bulk transfer provisions of Article 6 of the Uniform Commercial Code or any similar Legal Requirements, including any Legal Requirement that requires notice to creditors of any transaction contemplated by this Agreement or the Ancillary Agreements (collectively, the "Bulk Sales Laws"), to the extent that the Bulk Sales Laws of any jurisdiction may be applicable to the transactions contemplated by this Agreement or the Ancillary Agreements. Seller agrees to indemnify and defend each Buyer Indemnified Party and hold them harmless from and against any Buyer Losses, in accordance with the terms of Article VIII, that any of them may suffer in connection with Seller's noncompliance with the Bulk Sales Laws.

9.10  Interpretation.

      (a) Article titles and headings to sections, subsections and paragraphs herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. The schedules and exhibits referred to herein shall be construed with and as an integral part of this Agreement as though set forth verbatim herein.

      (b) In this Agreement, unless a clear contrary intention appears: (i) the terms "hereunder," "hereof," "hereto" and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision hereof,
            (ii) the term "including" means including without limiting the generality of any description preceding such term, (iii) "or" is used in the inclusive sense of "and/or" and (iv) references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

   [THE SIGNATURES OF EACH PARTY ARE ON SEPARATE PAGES FOLLOWING THIS PAGE.]


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
                                              HANCO SYSTEMS, INC.


                                              By: /s/ Thomas C. Hannon
                                                  ------------------------------
                                                  Name:  Thomas C. Hannon
                                                  Title: President

                                             ACCESS CASH INTERNATIONAL L.L.C.


                                             By: /s/ Nikhil Sinha
                                                 -------------------------------
                                                 Name:  Nikhil Sinha
                                                 Title: Executive ice President

                            LIST IDENTIFYING CONTENTS
                              OF OMITTED SCHEDULES

This document does not contain the following Exhibits to the original agreement:

Exhibit A       Allocation of Purchase Price

Exhibit B       Form of Bill of Sale and Assignment

Exhibit C       Form of Transition Services Agreement

Exhibit D       Form of Hanco Realty, LLC Guaranty

Exhibit E       Form of Headquarters Lease

Exhibit F       Form of Individual Noncompetition Agreements

Exhibit G       Form of Legal Opinion of Seller's Counsel

Exhibit H       Form of eFunds Corporation Guaranty

Exhibit I       Form of Employment Agreement for Todd Hannon

Exhibit J       Form of Employment Agreement for T.J. Hannon

The registrant will furnish supplementally a copy of any of the omitted Exhibits to the Commission upon request.


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